Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 25, 2022 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the second quarter ended June 30, 2022. The Company’s live conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Tuesday, July 26, 2022.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report second quarter earnings of $1.56 per diluted share and non-GAAP adjusted earnings of $1.63 per diluted share, a new earnings record for any quarter in Company history. These results were achieved despite unprecedented cost inflation, unusually high insurance costs, minimal gain on sale of used equipment and a softening in the freight market. We expect both cost inflation and softening of the freight market to continue in the second half of the year. In addition to another record earnings quarter, we are also pleased to report the completion of our $30 million stock repurchase plan initiated in the first quarter of 2022 and the addition of a $75 million stock repurchase plan initiated in the second quarter of 2022.  We purchased approximately 1.3 million shares in the second quarter and, through July 22, 2022, have purchased a total of 2.4 million shares during 2022, demonstrating our strategic commitment towards creating value for our shareholders.

“Our asset-based segments, Expedited and Dedicated, contributed approximately 63% of total freight revenue and 65% of operating income in the quarter and performed well in an environment that is constrained by equipment shortages and sharp inflationary costs. Our Expedited segment grew revenue and improved adjusted margins compared to the second quarter last year. The addition of AAT in the first quarter of 2022 and improved pricing were able to overcome reduced utilization and significant cost increases from driver pay, fuel, insurance, parts and maintenance. Our Dedicated segment improved year-over-year by producing higher revenue and better adjusted margins, representing continued progress towards our targeted returns.  We continue to work tirelessly to improve the durability of contracts in these business units to lower volatility across economic and freight cycles.

“Our asset-light segments, Managed Freight and Warehousing, contributed approximately 37% of total freight revenue and 35% of operating income in the quarter and combined to generate favorable margins and returns.  Managed Freight continued to exceed expectations as a result of strong execution and effective coordination with our Expedited and Dedicated segments. Warehousing was able to grow revenue through new customer startups but had diminished margins primarily as a result of incurring temporary incremental costs around new business activities and continued constraints of a competitive labor market.

“We are also pleased to report that Transport Enterprise Leasing (“TEL”), our 49% equity method investment, contributed pre-tax net income of $7.1 million, or $0.33 per share, compared to $3.4 million, or $0.15 per share, in the 2021 quarter.”

A summary of our second quarter financial performance:

	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except per share information)	2022	2021	2022	2021
Total Revenue	$317,377	$256,324	$608,962	$477,213
Freight Revenue, Excludes Fuel Surcharge	$266,856	$231,948	$524,470	$432,636
Operating Income	$26,873	$18,332	$50,720	$28,843
Adjusted Operating Income (1)	$28,349	$19,484	$52,784	$31,147
Operating Ratio	91.5%	92.8%	91.7%	94.0%
Adjusted Operating Ratio (1)	89.4%	91.6%	89.9%	92.8%
Net Income	$24,526	$15,417	$46,693	$26,559
Adjusted Net Income (1)	$25,617	$16,263	$48,216	$25,771
Earnings per Diluted Share	$1.56	$0.91	$2.86	$1.56
Adjusted Earnings per Diluted Share (1)	$1.63	$0.96	$2.96	$1.52

(1) Represents non-GAAP measures.

Truckload Operating Data and Statistics

Truckload Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except statistical information)	2022	2021	2022	2021
Combined Truckload
Total Revenue	$218,410	$169,237	$406,154	$323,163
Freight Revenue, excludes Fuel Surcharge	$168,216	$145,025	$322,240	$278,885
Operating Income	$17,492	$10,034	$29,464	$14,446
Adj. Operating Income (1)	$18,674	$10,635	$30,939	$15,648
Operating Ratio	92.0%	94.1%	92.7%	95.5%
Adj. Operating Ratio (1)	88.9%	92.7%	90.4%	94.4%
Average Freight Revenue per Tractor per Week	$5,457	$4,551	$5,337	$4,340
Average Freight Revenue per Total Mile	$2.45	$2.00	$2.41	$1.96
Average Miles per Tractor per Period	28,956	29,571	57,183	57,367
Weighted Average Tractors for Period	2,371	2,451	2,335	2,485

Expedited
Total Revenue	$121,643	$87,369	$220,440	$165,849
Freight Revenue, excludes Fuel Surcharge	$92,719	$75,338	$173,366	$144,609
Operating Income	$14,610	$10,225	$23,941	$16,436
Adj. Operating Income (1)	$15,499	$10,225	$24,830	$16,436
Operating Ratio	88.0%	88.3%	89.1%	90.1%
Adj. Operating Ratio (1)	83.3%	86.4%	85.7%	88.6%
Average Freight Revenue per Tractor per Week	$7,872	$6,692	$7,567	$6,384
Average Freight Revenue per Total Mile	$2.34	$1.93	$2.29	$1.90
Average Miles per Tractor per Period	43,702	45,130	85,368	86,760
Weighted Average Tractors for Period	906	866	886	876

Dedicated
Total Revenue	$96,767	$81,868	$185,714	$157,314
Freight Revenue, excludes Fuel Surcharge	$75,497	$69,687	$148,874	$134,276
Operating Income (Loss)	$2,882	$(191)	$5,523	$(1,990)
Adj. Operating Income (Loss) (1)	$3,175	$410	$6,109	$(788)
Operating Ratio	97.0%	100.2%	97.0%	101.3%
Adj. Operating Ratio (1)	95.8%	99.4%	95.9%	100.6%
Average Freight Revenue per Tractor per Week	$3,964	$3,382	$3,973	$3,227
Average Freight Revenue per Total Mile	$2.60	$2.09	$2.57	$2.02
Average Miles per Tractor per Period	19,837	21,070	39,949	41,364
Weighted Average Tractors for Period	1,465	1,585	1,449	1,609

(1) Represents non-GAAP measures.

Combined Truckload Revenue
Paul Bunn, the Company’s Senior Executive Vice President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 29.1%, to $218.4 million averaging 80 fewer tractors, compared to 2021. The revenue increase consisted of $23.2 million higher freight revenue and $26.0 million higher fuel surcharge revenue. The increase in freight revenue primarily related to a 19.9% increase in average freight revenue per tractor, offset by a 3.3% decrease in the average operating fleet size that has resulted from the constraints of an extremely tight equipment market.”

Expedited Truckload Revenue
Mr. Bunn added, “In our Expedited segment, average total tractors increased by 40 units or 4.6% to 906, compared to 866 in the prior year quarter. Freight revenue in our Expedited segment increased $17.4 million, or 23.1%. Average freight revenue per tractor per week increased 17.7%.”

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment increased $5.8 million, or 8.3%. Average Dedicated tractors decreased by 120 units or 7.6% to 1,465, compared to 1,585 in the prior year quarter. Average freight revenue per tractor per week increased 17.2%.”

Combined Truckload Operating Expenses
Mr. Bunn continued, “Our truckload operating cost per total mile increased 73 cents or 34% on a GAAP basis, largely due to increases in salaries, wages and related expense, fuel, operations and maintenance expense, insurance and depreciation and amortization expense. On a non-GAAP or adjusted basis, operating expenses per total mile increased 33 cents or 17%. The differences between GAAP and non-GAAP operating costs includes adjustments to offset fuel expense with fuel surcharge revenue and to exclude the expense associated with the amortization of intangible assets.

“Salaries, wages and related expense increased year-over-year $9.7 million on an absolute basis and 20 cents on a per total mile basis. Driver pay comprised approximately 85% of the increase, with the balance attributable to shop technicians and general wage and benefit increases.

“Operations and maintenance related expense increased year-over-year by $5.2 million, or 9 cents per total mile, compared to the 2021 quarter primarily due to the increased average age of equipment and general inflationary costs of parts and maintenance activities.

“Insurance related expense increased year-over-year by $3.3 million, or 6 cents per total mile, compared to the 2021 quarter primarily due to the unfavorable development of a small number of prior period claims, as well as claims experience during the current quarter.

“Depreciation and amortization increased year-over year by $1.7 million, or 3 cents per total mile, compared to the 2021 quarter.  The increase was a result of the combination of additional intangible amortization associated with the AAT acquisition recorded in the second quarter of 2022 and a decrease in gain on sale of equipment compared to the prior period.  Gain on sale of equipment was $0.4 million in the current quarter, compared to $1.9 million in the previous year.

Managed Freight Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2022	2021	2022	2021
Freight Revenue	$80,281	$71,635	$166,432	$123,032
Operating Income	$8,627	$7,316	$19,458	$12,261
Adj. Operating Income (1)	$8,662	$7,479	$19,529	$12,587
Operating Ratio	89.3%	89.8%	88.3%	90.0%
Adj. Operating Ratio (1)	89.2%	89.6%	88.3%	89.8%

(1) Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue increased $8.6 million, or 12.1%, from the prior year quarter. Operating income and adjusted operating income for the Managed Freight segment was $8.6 and $8.7 million compared with $7.3 million and $7.5 million, respectively, compared to the second quarter 2021. Managed Freight’s favorable results for the quarter were primarily attributable to handling overflow freight from both Expedited and Dedicated truckload operations, growth in revenue per load, and effective purchasing of capacity in the current market.

Warehousing Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2022	2021	2022	2021
Freight Revenue	$18,359	$15,288	$35,798	$30,719
Operating Income	$754	$982	$1,798	$2,136
Adj. Operating Income (1)	$1,013	$1,370	$2,316	$2,912
Operating Ratio	96.0%	93.6%	95.1%	93.1%
Adj. Operating Ratio (1)	94.5%	91.0%	93.5%	90.5%

(1) Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 20.1% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business and rate increases with existing customers. Operating income for the Warehousing segment was $0.8 million and adjusted operating income was $1.0 million, compared with $1.0 million and $1.4 million, respectively, in the second quarter of 2021. The year-over-year decline in profitability with this segment is largely attributable to incurring temporary incremental costs associated with new startup business and a constrained labor market.”

Capitalization, Liquidity and Capital Expenditures
Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At June 30, 2022, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $32.5 million to approximately $61.0 million as compared to December 31, 2021. In addition, our net indebtedness to total capitalization increased to 14.6% at June 30, 2022 from 7.5% at December 31, 2021.

The increase in net indebtedness is primarily attributable to the base purchase price paid for the acquisition of AAT in the amount of $37.4 million, the repurchase of approximately 2.0 million shares under our stock repurchase programs for $43.4 million and the net capital expenditures of $25.6 million related to the purchase of new tractors, offset by strong cash flows from operations.

“At June 30, 2022, we had cash and cash equivalents totaling $4.5 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $24.3 million, and available borrowing capacity of $85.7 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of June 30, 2022, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment for the first half of 2022 used $25.6 million as compared to proceeds of $20.0 million for the prior year period. As of June 30, 2022, we had $7.0 million in assets held for sale that we anticipate disposing within twelve months. At June 30, 2022, the average age of our tractor fleet was 29 months and is expected to decline moderately through the remainder of the year as we receive the balance of our current year order.

“Our baseline expectation for the remainder of 2022 net capital expenditures is a range of $10 million to $20 million, assuming scheduled deliveries, strong but moderating sale prices for used equipment, and the sale of our California based terminal, which remains under negotiation. All of these assumptions are subject to risk.  Due to the relatively new age of our tractor fleet and remaining unexpired warranty coverage for most of our tractors, we do not expect the percentage of our equipment being operated outside of warranty coverage to increase in any material respect even if delays occur; however, operations and maintenance costs may increase regardless due to wage and parts inflation.

“Based on our current capital structure and expected 2022 net capital expenditures, we expect to generate cash flows from operations in excess of net capital expenditures and have substantial flexibility to maintain moderate financial leverage continue to repurchase stock, declare quarterly dividends and evaluate other capital allocation alternatives.”

Outlook
Mr. Parker concluded, “For the second half of 2022 we expect moderating freight demand, greater driver availability, and continuing cost inflation.  Absent a substantial, near-term deterioration in market forces, we expect a combination of higher revenue, improvement in our Dedicated segment, contribution of AAT, continued focus on cost control, and our ongoing stock repurchase program to generate adjusted earnings per diluted share for the second half of 2022 in excess of the same period for 2021.

“Beyond 2022, with diligent execution and teamwork we believe the power of our operating model will speak for itself throughout economic and freight market cycles.  We expect to grow our market share, continue to improve our operations, and be a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation. Based on our anticipated cash flow generation profile, we anticipate being able to continue our dividend program and evaluate a full range of capital allocation alternatives, including debt paydown, organic growth, acquisition and disposition opportunities, and continued stock repurchases.”

Conference Call Information
The Company will host a live conference call tomorrow, July 26, 2022, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 800-231-0316 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share,  non-GAAP  measures,  as  key  measures  of  profitability.  Adjusted  operating  income  (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future availability and covenant testing under our ABL credit facility, expected fleet age, future equipment cost, availability, and warranty coverage, net capital expenditures, capital allocation alternatives, the sale of a California terminal, future stock repurchases and dividends, future freight demand and cost inflation, progress toward our strategic goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control including cost inflation and global supply chain disruption that could affect (i) the volume, pricing, and predictability of customer demand, (ii) the availability, pricing, and delivery schedule of equipment and parts, (iii) the availability and compensation of employees and third-party capacity providers, and (iv) other aspects of our business; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We may incur additional charges in connection with the disposition of substantially all of the operations and assets of TFS; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

Joey B. Hogan, President
JHogan@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000s, except per share data)	2022	2021	% Change	2022	2021	% Change
Freight revenue	$266,856	$231,948	15.0%	$524,470	$432,636	21.2%
Fuel surcharge revenue	50,521	24,376	107.3%	84,492	44,577	89.5%
Total revenue	$317,377	$256,324	23.8%	$608,962	$477,213	27.6%
Operating expenses:
Salaries, wages, and related expenses	101,103	88,477		196,441	171,062
Fuel expense	48,484	26,372		83,986	49,194
Operations and maintenance	19,845	14,294		37,781	29,013
Revenue equipment rentals and purchased transportation	81,677	75,455		165,338	132,691
Operating taxes and licenses	2,740	2,960		5,480	5,545
Insurance and claims	13,627	9,577		22,806	17,415
Communications and utilities	1,214	1,130		2,384	2,377
General supplies and expenses	8,281	7,752		17,215	15,934
Depreciation and amortization	13,932	13,863		27,377	27,951
Gain on disposition of property and equipment, net	(399)	(1,888)		(566)	(2,812)
Total operating expenses	290,504	237,992		558,242	448,370
Operating income (loss)	26,873	18,332		50,720	28,843
Interest expense, net	766	708		1,321	1,450
Income from equity method investment	(7,076)	(3,382)		(13,861)	(6,342)
Income (loss) from continuing operations before income taxes	33,183	21,006		63,260	33,735
Income tax expense (benefit)	8,657	5,570		16,567	9,716
Income (loss) from continuing operations	24,526	15,436		46,693	24,019
Income from discontinued operations, net of tax	-	(19)		-	2,540
Net income (loss)	$24,526	$15,417		$46,693	$26,559
Basic earnings (loss) per share
Income (loss) from continuing operations	$1.58	$0.92		$2.91	$1.42
Income from discontinued operations	$-	$(0.00)		$-	$0.15
Net income (loss)	$1.58	$0.92		$2.91	$1.58
Diluted earnings (loss) per share
Income (loss) from continuing operations	$1.56	$0.91		$2.86	$1.41
Income from discontinued operations	$-	$(0.00)		$-	$0.15
Net income (loss)	$1.56	$0.91		$2.86	$1.56
Basic weighted average shares outstanding (000s)	15,514	16,765		16,058	16,858
Diluted weighted average shares outstanding (000s)	15,761	17,022		16,321	17,052

	Segment Freight Revenues
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000's)	2022	2021	% Change	2022	2021	% Change
Expedited - Truckload	$92,719	$75,338	23.1%	$173,366	$144,609	19.9%
Dedicated - Truckload	75,497	69,687	8.3%	148,874	134,276	10.9%
Combined Truckload	168,216	145,025	16.0%	322,240	278,885	15.5%
Managed Freight	80,281	71,635	12.1%	166,432	123,032	35.3%
Warehousing	18,359	15,288	20.1%	35,798	30,719	16.5%
Consolidated Freight Revenue	$266,856	$231,948	15.0%	$524,470	$432,636	21.2%

	Truckload Operating Statistics
	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Average freight revenue per loaded mile	$2.77	$2.24	23.7%	$2.73	$2.19	24.7%
Average freight revenue per total mile	$2.45	$2.00	22.5%	$2.41	$1.96	23.0%
Average freight revenue per tractor per week	$5,457	$4,551	19.9%	$5,337	$4,340	23.0%
Average miles per tractor per period	28,956	29,571	(2.1%)	57,183	57,367	(0.3%)
Weighted avg. tractors for period	2,371	2,451	(3.3%)	2,335	2,485	(6.0%)
Tractors at end of period	2,358	2,407	(2.0%)	2,358	2,407	(2.0%)
Trailers at end of period	5,436	5,314	2.3%	5,436	5,314	2.3%

	Selected Balance Sheet Data
($s in '000's, except per share data)	6/30/2022	12/31/2021
Total assets	$701,018	$651,662
Total stockholders' equity	$356,031	$349,699
Total indebtedness, comprised of total debt and finance leases, net of cash	$60,979	$28,473
Net Indebtedness to Capitalization Ratio	14.6%	7.5%
Leverage Ratio(1)	0.43	0.24
Tangible book value per end-of-quarter basic share	$16.60	$17.10
(1) Leverage Ratio is calculated as ending total indebtedness, comprised of total debt and finance leases, net of cash, divided by the sum of operating income (loss), depreciation and amortization, gain on disposition of property and equipment, net, and impairment of long lived property and equipment.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
GAAP Presentation	2022	2021	bps Change	2022	2021	bps Change
Total revenue	$317,377	$256,324		$608,962	$477,213
Total operating expenses	290,504	237,992		558,242	448,370
Operating income	$26,873	$18,332		$50,720	$28,843
Operating ratio	91.5%	92.8%	(130)	91.7%	94.0%	(230)

Non-GAAP Presentation	2021	2020	bps Change	2021	2020	bps Change
Total revenue	$317,377	$256,324		$608,962	$477,213
Fuel surcharge revenue	(50,521)	(24,376)		(84,492)	(44,577)
Freight revenue (total revenue, excluding fuel surcharge)	266,856	231,948		524,470	432,636

Total operating expenses	290,504	237,992		558,242	448,370
Adjusted for:
Fuel surcharge revenue	(50,521)	(24,376)		(84,492)	(44,577)
Amortization of intangibles (2)	(1,476)	(1,152)		(2,064)	(2,304)
Adjusted operating expenses	238,507	212,464		471,686	401,489
Adjusted operating income	28,349	19,484		52,784	31,147
Adjusted operating ratio	89.4%	91.6%	(220)	89.9%	92.8%	(290)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
GAAP Presentation - Net income	$24,526	$15,417	$46,693	$26,559
Adjusted for:
Amortization of intangibles (2)	1,476	1,152	2,064	2,304
Discontinued operations reversal of loss contingency (3)	-	-	-	(3,411)
Total adjustments before taxes	1,476	1,152	2,064	(1,107)
Provision for income tax expense at effective rate	(385)	(306)	(541)	319
Tax effected adjustments	$1,091	$846	$1,523	$(788)
Non-GAAP Presentation - Adjusted net income	$25,617	$16,263	$48,216	$25,771

GAAP Presentation - Diluted earnings per share ("EPS")	$1.56	$0.91	$2.86	$1.56
Adjusted for:
Amortization of intangibles (2)	0.09	0.07	0.13	0.14
Discontinued operations reversal of loss contingency (3)	-	-	-	(0.20)
Total adjustments before taxes	0.09	0.07	0.13	(0.06)
Provision for income tax expense at effective rate	(0.02)	(0.02)	(0.03)	0.02
Tax effected adjustments	$0.07	$0.05	$0.10	$(0.04)
Non-GAAP Presentation - Adjusted EPS	$1.63	$0.96	$2.96	$1.52

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) "Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended June 30,
GAAP Presentation	2022					2021
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$121,643	$96,767	$218,410	$80,281	$18,686	$87,369	$81,868	$169,237	$71,635	$15,452
Total operating expenses	107,033	93,885	$200,918	$71,654	17,932	77,144	82,059	159,203	64,319	14,470
Operating income (loss)	$14,610	$2,882	$17,492	$8,627	$754	$10,225	$(191)	$10,034	$7,316	$982
Operating ratio	88.0%	97.0%	92.0%	89.3%	96.0%	88.3%	100.2%	94.1%	89.8%	93.6%

Non-GAAP Presentation
Total revenue	$121,643	$96,767	$218,410	$80,281	$18,686	$87,369	$81,868	$169,237	$71,635	$15,452
Fuel surcharge revenue	(28,924)	(21,270)	(50,194)	-	(327)	(12,031)	(12,181)	(24,212)	-	(164)
Freight revenue (total revenue, excluding fuel surcharge)	92,719	75,497	168,216	80,281	18,359	75,338	69,687	145,025	71,635	15,288

Total operating expenses	107,033	93,885	200,918	71,654	17,932	77,144	82,059	159,203	64,319	14,470
Adjusted for:
Fuel surcharge revenue	(28,924)	(21,270)	(50,194)	-	(327)	(12,031)	(12,181)	(24,212)	-	(164)
Amortization of intangibles (2)	(889)	(293)	(1,182)	(35)	(259)	-	(601)	(601)	(163)	(388)
Adjusted operating expenses	77,220	72,322	149,542	71,619	17,346	65,113	69,277	134,390	64,156	13,918
Adjusted operating income (loss)	15,499	3,175	18,674	8,662	1,013	10,225	410	10,635	7,479	1,370
Adjusted operating ratio	83.3%	95.8%	88.9%	89.2%	94.5%	86.4%	99.4%	92.7%	89.6%	91.0%

	Six Months Ended June 30,
GAAP Presentation	2022					2021
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$220,440	$185,714	$406,154	$166,432	$36,376	$165,849	$157,314	$323,163	$123,032	$31,018
Total operating expenses	196,499	$180,191	$376,690	$146,974	$34,578	$149,413	$159,304	$308,717	$110,771	$28,882
Operating income (loss)	$23,941	$5,523	$29,464	$19,458	$1,798	$16,436	$(1,990)	$14,446	$12,261	$2,136
Operating ratio	89.1%	97.0%	92.7%	88.3%	95.1%	90.1%	101.3%	95.5%	90.0%	93.1%

Non-GAAP Presentation
Total revenue	$220,440	$185,714	$406,154	$166,432	$36,376	$165,849	$157,314	$323,163	$123,032	$31,018
Fuel surcharge revenue	(47,074)	(36,840)	$(83,914)	-	(578)	(21,240)	(23,038)	(44,278)	-	(299)
Freight revenue (total revenue, excluding fuel surcharge)	173,366	148,874	322,240	166,432	35,798	144,609	134,276	278,885	123,032	30,719

Total operating expenses	196,499	180,191	376,690	146,974	34,578	149,413	159,304	308,717	110,771	28,882
Adjusted for:
Fuel surcharge revenue	(47,074)	(36,840)	(83,914)	-	(578)	(21,240)	(23,038)	(44,278)	-	(299)
Amortization of intangibles (2)	(889)	(586)	(1,475)	(71)	(518)	-	(1,202)	(1,202)	(326)	(776)
Adjusted operating expenses	148,536	142,765	291,301	146,903	33,482	128,173	135,064	263,237	110,445	27,807
Adjusted operating income (loss)	24,830	6,109	30,939	19,529	2,316	16,436	(788)	15,648	12,587	2,912
Adjusted operating ratio	85.7%	95.9%	90.4%	88.3%	93.5%	88.6%	100.6%	94.4%	89.8%	90.5%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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